InnerWorkings Appoints Charles Hodgkins as Interim Chief Financial Officer
Appointment of Ten-Year Company Finance Veteran Follows Resignation of Jeffrey Pritchett;
Company Maintains Full-Year Outlook
CHICAGO, IL - December 6, 2017 - InnerWorkings, Inc. (NASDAQ: INWK), the leading global marketing execution firm, today announced that Charles “Chip” Hodgkins, Senior Vice President, Corporate Development and Strategic Initiatives, has been appointed Interim Chief Financial Officer, effective December 6, 2017.

Mr. Hodgkins’ appointment to the role follows the departure of former Chief Financial Officer Jeffrey P. Pritchett, who resigned from the Company, effective immediately, due to personal matters inconsistent with Company policy. Mr. Pritchett’s departure was not related to the Company’s business, operations, financial performance, or financial reporting. The Company intends to undertake a search for a new Chief Financial Officer and will be considering both internal and external candidates.

“Chip is one of our brightest and most effective finance executives, and it’s my pleasure to welcome him to the Interim CFO role after working closely with him over the course of his 10 years with the Company,” said Eric D. Belcher, Chief Executive Officer of InnerWorkings. “The Board and I are confident that Chip will effectively lead our finance function during this interim period based on his deep knowledge of our business and his track record of successfully leading numerous finance and operational initiatives. As Chip steps into this new role, he will also benefit from a talented supporting cast within our finance team, including Will Atkins, who has been with the Company for the past six years and was recently promoted to Principal Accounting Officer.”

Since assuming his current role with InnerWorkings in 2014, Mr. Hodgkins has taken on increasing responsibilities in finance and operations, including for the Company’s supplier relations, accounts payable, logistics, and strategic sourcing teams, and he has been instrumental in driving numerous strategic initiatives within the organization. Previously, Mr. Hodgkins led the Company’s global mergers and acquisitions efforts from 2007 to 2013, completing dozens of acquisitions during this seven-year period. Before joining InnerWorkings, Mr. Hodgkins worked in investment banking and venture capital.
Full-Year 2017 Outlook

The Company is also reaffirming its previously disclosed full-year outlook, which was issued on November 7, 2017. The Company anticipates 2017 gross revenue in the range of $1.115 billion to $1.145 billion, non-GAAP adjusted EBITDA in the range of $65.0 million to $68.0 million, and non-GAAP earnings per diluted share in the range of $0.47 to $0.50.

Mr. Belcher concluded, “2017 is on track to be a record year for our Company on both the top and bottom lines. We have a large backlog of new business awards, which, when combined with our strong pipeline, positions us well for 2018 and beyond.”
Forward-Looking Statements
This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the "Risk Factors" section of our most recently filed Form 10-K.
About InnerWorkings
InnerWorkings, Inc. (NASDAQ: INWK) is the leading global marketing execution firm serving Fortune 1000 brands across a wide range of industries. As a comprehensive outsourced enterprise solution, the Company leverages proprietary technology, an extensive supplier network and deep domain expertise to streamline the production of branded materials and retail experiences across geographies and formats. InnerWorkings is headquartered in Chicago, IL and employs approximately 1,900 individuals to support global clients in the execution of multi-faceted brand campaigns in every major market around the world. InnerWorkings serves many industries, including: retail, financial services, hospitality, consumer packaged goods, nonprofit, healthcare, food & beverage, broadcasting & cable, automotive, and transportation. For more information visit: www.inwk.com.
CONTACT:
Bridget Freas
InnerWorkings, Inc.
312.589.5613
bfreas@inwk.com